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                                                                     EXHIBIT 9.2

                                VOTING AGREEMENT


         This Voting Agreement (the "Agreement") dated this 11 day of May, 2000 (the "Effective Date"), by and between those certain individuals set forth on Exhibit A attached hereto and incorporated herein for all purposes (collectively, the "Shareholders" or individually, a "Shareholder"), South Texas Drilling & Exploration, Inc., a Texas corporation (the "Corporation"), and WEDGE Energy Services, L.L.C., a Delaware limited liability company ("WEDGE").

                                RECITALS:

         A. The Shareholders are the beneficial owners of the shares of common stock of the corporation (the "Shares") set forth opposite their respective names set forth on Exhibit A hereto, and each are entitled to vote the Shares in accordance with the terms and conditions provided herein.

         B. In order to facilitate a transaction between the Corporation and WEDGE, the Shareholders are required to enter into this Agreement evidencing their respective agreement to vote their Shares at each and every special and or annual shareholders' meeting in accordance with the terms provided herein for a representatives of WEDGE to be elected to the Board of Directors of the Corporation (the "WEDGE Nominee").

                                   AGREEMENTS:

         NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement and for other good and valuable consideration recited above, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Limited Voting Agreement. Upon executing this Agreement, the Shareholders will agree to vote the Shares in favor of the WEDGE Nominee to serve on the Board of Directors of the Corporation. The Shareholders agree to vote in person, or by proxy, for the WEDGE Nominee, and each understands that without the agreement to do so, WEDGE would not have entered into the agreement entered into simultaneously herewith.

         2. Shareholder Representation. The Shareholders and each Shareholder hereby represent and warrant to the Corporation and WEDGE that each is the beneficial holder and owner of the Shares set forth opposite their name on Exhibit A hereto, and as such, each has the unfettered, absolute and unqualified right to vote his Shares in the manner prescribed herein.

         3. Proxy Statement Disclosure. The Corporation acknowledges to the Shareholders that it has entered into an agreement with WEDGE whereby it has agreed to cause a WEDGE Nominee to be placed on the ballot for election by the Shareholders entitled to vote thereon. Thereafter, the Board of Directors of the Corporation has also agreed to subsequently cause to be nominated at each successive election of directors the WEDGE Nominee to serve on the Board of Directors until a successor shall have been duly elected. Additionally, the Corporation has also agreed that it will cause to be contained in each proxy statement filed during the effectiveness of this Agreement a proxy statement and annual report which will disclose the existence of this Agreement and the requirement of the Shareholders to vote in favor of the WEDGE Nominee.

         4. Filing with Corporation. This Agreement shall be deposited with the Secretary of the Corporation at its registered office and shall be subject to examination by any shareholder of the Corporation or by any Shareholder, in person or by agent or attorney, as are the books and records of the Corporation at any reasonable time for a proper purpose.

         5. Term. The term of this Agreement shall commence on the Effective Date and shall terminate on the sooner to occur of (i) WEDGE no longer owning at least ten percent (10%) of the total issued and outstanding Shares of Common Stock of the Corporation on a fully diluted basis calculated in accordance with the "treasury method", or (ii) one hundred (100) years from the date hereof.

         6. Assignment, Sale or Transfer of Shares of Shareholders. Each of the Shareholders agree that in the event any of them shall decide to sell, transfer or convey any or all of its Shares, it shall, prior to doing so, notify WEDGE of same. In the event there shall be a sale, transfer or assignment to any affiliate or family member, the Shareholder agrees that such sale, transfer or conveyance shall not be made unless the transferee shall agree in writing, approved by WEDGE, to be bound by all terms and conditions contained in this Agreement. For purposes of this section, the term "affiliate" shall have the meaning ascribed to it in the Securities Act of 1933, as amended.

         7. Remedies for Breach of Agreement. The Shareholders acknowledge that in the event any one of the Shareholders shall breach, or intend to breach, any terms or conditions of this Agreement, WEDGE shall have the right to seek any equitable or legal remedy it may be entitled to, including specific performance. In the event WEDGE shall file any action seeking an equitable remedy, the parties acknowledge that if a bond shall be required, WEDGE shall not be obligated to post greater than $1,000 for such bond. In the addition to the remedies provided for herein, WEDGE shall be entitled to any and all other remedies that it may be entitled in accordance with applicable laws.

         8. Miscellaneous

         8.01. Binding Effect; No Other Agreements or Arrangements. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and legal representatives. Each party to this Agreement hereby represents and warrants to all other parties that, except for this Agreement, such party has not entered into, or agreed to be bound by, and will not, so long as the terms of the Agreement remain in effect, enter into, or agree to be bound by, any other arrangements or agreements of any kind with any other person (including a party) with respect to the Shares, other than this Agreement.

         8.02. Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

                                       2

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          8.03. Governing Law; Jurisdiction. This Agreement shall in all respect be subject to, governed by, and interpreted in accordance with, the laws of the State of Texas. The parties agree that jurisdiction over any dispute relating to this Agreement shall reside in any court or other judicial or quasi-judicial body such as an arbiter or mediator) that is located within the State of Texas, and they hereby consent to such jurisdiction and agree to appear in the State of Texas with regard to any such dispute.

          8.04. Severability. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has never been in the Agreement.

          8.05. Effectiveness of Voting Agreements. To the extent this Agreement is a "voting agreement" under Article 2.30B of the Texas Business Corporation Act, it shall be effective, as provided in this Agreement or any extension of this Agreement in accordance with Article 2.30B.

          8.06. Headings; Execution in Counterparts. The headings and captions contained in this Agreement are for convenience and shall not control or affect the meaning or construction of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

          8.07. Entire Agreement. This Agreement, including all exhibits and schedules to this Agreement, embodies the entire Agreement and understanding of the parties to this Agreement with respect to the subject matter contained in this Agreement, and this Agreement supersedes and replaces all prior agreements and understandings between the parties concerning such subject matter.

          8.08. Amendments. This Agreement shall not be modified or amended except by a writing signed by each party.

          8.09. Notices. Any and all notices required by this Agreement shall be deemed to be received (i) when personally delivered to the recipient,
          (ii) when sent via facsimile, upon receipt of a confirmation or acknowledgement of receipt of facsimile transmittal, provided a confirmation copy is sent by first class mail, (iii) on the next day business day after the date of deposit with an overnight courier, or
          (iv) five (5) days after postmark when deposited with the United States or other foreign country mail. The address of the Corporation for notice purposes is 9310 Broadway, Building I, San Antonio, Texas 78720. The address for WEDGE for notice purposes is 1415 Louisiana, Suite 3000, Houston, Texas 77002, Attention: President, with a second notice addressed to 1415 Louisiana, Suite 3000, Houston, Texas 77002,
          Attention: General Counsel.

          8.10. Attorneys' Fees In the event that any action, suit or other proceeding arising from, or based on, this Agreement is brought by any party against any other party to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs in connection with such action, suit or proceeding.

                            [SIGNATURES ON NEXT PAGE]

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         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                        SOUTH TEXAS DRILLING & EXPLORATION, INC.


                                        /s/ Wm. Stacy Locke
                                        ----------------------------------------
                                        Printed Name:Wm. Stacy Locke
                                                         -----------------------
                                        Title: President
                                              ----------------------------------



                                        SHAREHOLDERS:



                                        /s/ Michael E. Little
                                        ----------------------------------------
                                        Michael E. Little



                                        /s/ Wm. Stacy Locke
                                        ----------------------------------------
                                        Wm. Stacy Locke

                                        WEDGE ENERGY SERVICES, L.L.C.


                                        /s/ Bill White
                                        ----------------------------------------
                                        Printed Name: William H. White
                                                      -------------------------
                                        Title: President
                                               ---------------------------------





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                                    EXHIBIT A

                    SOUTH TEXAS DRILLING & EXPLORATION, INC.
                       SHAREHOLDERS' OWNERSHIP PERCENTAGE
                             AS OF DECEMBER 1, 1999


SHAREHOLDERS                                PREFERRED                 COMMON

Wm. Stacy Locke                                  0                    345,093

Michael E. Little                                0                    280,582
                                            ---------              ----------

         TOTAL SHAREHOLDERS' SHARES              0                    625,675

Total Common Stock Outstanding                   0                  7,274,684

Percent of Ownership                                                      8.6%